Exhibit 99.1

Savient Pharmaceuticals Reports Second Quarter and First Half 2006 Financial Results

Operating Profits of $1.9 million for the Quarter

EAST BRUNSWICK, N.J. – August 8, 2006– Savient Pharmaceuticals, Inc. (NASDAQ: SVNT), announced today results for the quarter and six months ended June 30, 2006.

Total revenues for the second quarter of 2006 were $24.0 million as compared with $22.6 million for the second quarter of 2005, an increase of $1.4 million, or 6% due primarily to product sales of Oxandrin® in the U.S., the Company’s product used in the treatment of weight gain following involuntary weight loss related to disease or medical condition, and oral liquid pharmaceutical products in the company’s U.K. subsidiary, Rosemont Pharmaceuticals, Ltd. which was recently sold on August 4, 2006.

Sales of Oxandrin were $13.8 million for the second quarter of 2006 compared with $11.4 million for the second quarter of 2005, an increase of $2.4 million, or 21%. This increase was primarily attributable to a reduction in a Medicaid rebate reserve as a result of Oxandrin being removed from the Florida Medicaid Program and a price increase effective in the first quarter of 2006.

Sales of oral liquid pharmaceutical products in the UK were $10.1 million for the second quarter of 2006 compared with $9.3 million for the second quarter of 2005, an increase of $0.8 million, or 9%. This increase was primarily from growth across all market sectors offset partially by exchange rate fluctuations.

The higher sales of Oxandrin and oral liquid pharmaceutical products were partially offset by a reduction of $1.1 million in sales of Delatestryl® in the second quarter of 2006 compared with the same period of 2005. Since January 2006 the company no longer sells Delatestryl.

Cost of sales for the second quarter of 2006 was $5.0 million as compared with $3.1 million for the second quarter of 2005, an increase of $1.9 million due primarily to higher sales volumes and increased production costs related to the manufacture of oral liquid pharmaceutical products.

Research and development expenses for the second quarter of 2006 were $4.8 million as compared with $5.4 million for the second quarter of 2005, a decrease of $0.6 million, or 12%. This decrease was primarily attributable to the termination of development activities for Prosaptide and a reduction in manufacturing process development expenses and clinical supply costs for Puricase® (PEG-uricase).

Selling and marketing expenses for the second quarter of 2006 were $3.8 million as compared with $6.4 million for the second quarter of 2005, a decrease of $2.6 million, or 41%. This decrease was primarily attributable to a strategic change to target only high volume prescribers of Oxandrin resulting in a reduction of the contract sales force with corresponding lower sales and marketing expenses.

General and administrative expenses for the second quarter of 2006 were $7.5 million as compared with $5.6 million for the second quarter of 2005, an increase of $1.9 million, or 33%. This increase was primarily due to consulting expenses related to Sarbanes-Oxley compliance, outsourced accounting and finance consulting services and professional expenses related to the examination of strategic alternatives for Rosemont.

Operating income for the second quarter of 2006 was $1.9 million compared with a net loss of $71,000 for the second quarter of 2005.

Net income for the second quarter of 2006 was $3.2 million or $0.05 per basic and diluted share compared with a net loss of $0.4 million or $0.01 per basic and diluted share for the second quarter of 2005. In addition to the operating income of $1.9 million, income from investments increased net income by an additional $1.5 million due to investment gains and interest on higher cash balances.

The company ended the second quarter of 2006 with $89.5 million in cash and investments, an increase of $14.1 million from the 2005 year end balance.

Christopher Clement, President and Chief Executive Officer of Savient, said, “We are pleased with our second quarter results and the profitability generated from operations. Oxandrin sales have started to improve with an increase in prescriptions for the second quarter over the first quarter of this year. Our targeted sales and marketing efforts are reflected in significantly lower spending in the quarter. Although general and administrative were higher in the second quarter of 2006 versus the second quarter of 2005, primarily due to outsourced finance and SOX expenses, with the hiring of our permanent CFO and other key finance personnel in the quarter we anticipate a significant reduction in the need for these outsourcing expenses going forward. We are particularly pleased with the approval of the Special Protocol Assessment (SPA) by the FDA for Puricase (PEG-uricase), our Phase 3 candidate for the control of treatment-failure gout, in May and the initiation of our Phase 3 clinical trials program, known as the GOUT1 and GOUT2 trials in June.”

Mr. Clement continued, “With the divestiture last week of Rosemont, we are well-positioned to execute on our prior commitment to pursue a stock repurchase program with a significant portion of the net proceeds from the transaction. The Board of Directors and management believe that when finalized, such a program will clearly demonstrate the confidence we all have in Savient’s long-term growth prospects and the potential of Puricase.

Significant developments in the second quarter:

−	Dosed the first patient in the Phase 3 clinical studies of Puricase (PEG-uricase) for the treatment of patients with symptomatic gout for whom conventional therapy is contraindicated or has been ineffective.

−	Presented four abstracts at the European League Against Rheumatism (EULAR) 2006 Annual Congress in Amsterdam, Netherlands detailing Phase 2 clinical trial results of Puricase (PEG-uricase).

−	Finalized the U.S. marketing rights for Soltamox™ (tamoxifen citrate) with Cytogen Corporation granting exclusive marketing rights for an upfront licensing fee of $2 million.

−	Held the Annual Meeting of Stockholders in May 2006, electing Stephen O. Jaeger non-executive Chairperson of the Board of Directors and electing three new members to the Board.

−	Appointed Paul Hamelin Senior Vice President, Commercial Operations in May 2006. Mr. Hamelin was Managing Director of the Rosemont subsidiary.

−	Appointed Brian J. Hayden Company's Senior Vice President, Chief Financial Officer & Treasurer in July 2006.

Total revenues for the first half of 2006 were $42.9 million, a decrease of $0.6 million from the first half of 2005. This decrease was primarily due to a reduction in royalty income of $0.7 million offset partially by a $0.1 million increase in product sales. Sales of Oxandrin and oral liquid pharmaceutical products increased $0.9 million and $1.1 million, respectively, offset partially by a reduction of $1.9 million in sales of Delatestryl.

Net income for the first half of 2006 was $7.2 million, an increase from the net loss of $0.9 million for the same period in 2005. The increase in net income was primarily from the gain on the sale of Delatestryl to Indevus and investment income, offset partially by a loss of $1.4 million from operations.

CONFERENCE CALL

Savient will host a live webcast to review second quarter 2006 results tomorrow, August 9, 2006 at 10:00 am EST. Both the live and archived webcast can be accessed from the Investor Relation page of Savient's website at www.savientpharma.com. A digital recording of the webcast will be available for replay two hours after the call's completion and will be archived through August 23, 2006. To access the recording, use the Dial-In Number and the Conference ID listed below.

Dial In #: (800) 642-1687- or (706) 645-9291

Dates: 08/09/2006 12:00 EST – 08/23/2006 23:59 EST

Conf ID 3745705

About Savient Pharmaceuticals, Inc.

Based in East Brunswick, New Jersey, Savient Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in developing, manufacturing and marketing pharmaceutical products that address unmet medical needs in both niche and broader markets. The Company's lead product development candidate, Puricase® (PEG-uricase), for the treatment of refractory gout has reported positive Phase 1 and 2 clinical data. Savient's experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late stage compounds and exploring co-promotion and co-development opportunities that fit the Company's expertise in specialty pharmaceuticals and initial focus in rheumatology. Savient markets its product Oxandrin® (oxandrolone, USP) in the United States. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on the Company can be accessed by visiting: www.savientpharma.com.

FORWARD LOOKING LANGUAGE

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this report regarding the Company's strategy, expected future financial position, results of operations, cash flows, financing plans, discovery and development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements. Words such as "anticipate,""believe,""estimate,""expect,""intend,""plan,""will" and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, the statements regarding the clinical development of Puricase (PEG-uricase), the Phase 3 clinical trial for Puricase (PEG-uricase), time for completion of patient recruitment and timing for the filing of a BLA for Puricase (PEG-uricase), and the timing and size of a stock repurchase plan are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company's business and the biopharmaceutical and specialty pharmaceutical industries in which the Company operates. Such risks and uncertainties include, but are not limited to, delay or failure in developing Puricase (PEG-uricase) and other product candidates; difficulties of expanding the Company's product portfolio through in-licensing; introduction of generic competition for Oxandrin; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; the Company's continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third-parties to manufacture, market and distribute many of the Company's products; economic, political and other risks associated with foreign operations; risks of maintaining protection for the Company's intellectual property; risks of an adverse determination in on-going or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical and specialty pharmaceutical industries. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the Company's forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. The Company's forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that the Company may make. The Company does not assume any obligation to update any forward-looking statements.

(SVNT-I)

SOURCE: Savient Pharmaceuticals, Inc.

CONTACTS:

Savient Pharmaceuticals, Inc.
Jack Domeischel, 732-565-4716
jdomeischel@savientpharma.com

Tables to Follow

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	June 30, 2006	December 31, 2005
Assets:
Cash, cash equivalents and short-term investments	$89,512	$75,372
Accounts receivable, net	11,948	11,716
Inventories, net	8,677	9,419
Note receivable	630	6,635
Other current assets	5,117	2,721

Total current assets	115,884	105,863

Property and equipment, net	7,147	6,144
Intangible assets, net	65,613	67,638
Goodwill	40,121	40,121
Other long term-assets	3,522	2,925

Total assets	$232,287	$222,691

Liabilities and stockholders' equity:
Total current liabilities	$21,870	$20,866
Deferred income taxes	19,728	20,431
Stockholders’ equity	190,689	181,394

Total liabilities and stockholders’ equity	$232,287	$222,691

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Product sales, net	$42,807	$42,676	$23,901	$21,850
Other	100	839	100	764

	42,907	43,515	24,001	22,614

Expenses:
Research and development	8,805	10,628	4,818	5,461
Selling and marketing	8,408	11,360	3,752	6,346
General and administrative	16,184	10,973	7,474	5,602
Cost of sales	8,871	8,728	5,016	3,117
Commissions and royalties	5	2,466	4	1,147
Amortization of intangibles	2,025	2,025	1,012	1,012

	44,298	46,180	22,076	22,685

Operating Income (loss)	(1,391)	(2,665)	1,925	(71)
Investment and other income (expense), net	10,360	1,933	1,505	(253)

Income (loss) before income taxes	8,969	(732)	3,430	(324)
Income tax expense	1,749	515	188	389

Net income (loss) from continuing operations	7,220	(1,247)	3,242	(713)
Net income from discontinued operations	—	331	—	274

Net income (loss)	$7,220	$(916)	$3,242	$(439)

Earnings (loss) per common share:
Basic	$0.12	($0.02)	$0.05	($0.01)

Diluted	$0.12	($0.02)	$0.05	($0.01)

Weighted average number of common
and common equivalent shares:
Basic	61,286	60,635	61,358	60,722
Diluted	62,216	60,635	62,456	60,722

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